UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12

SA FUNDS – INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

October 8, 2008

Dear Advisor,

More than a week ago, your SA Funds shareholder clients received a package of voting materials. We thank all of you who have reached out to your clients and urged them to vote. While the early results are encouraging, we still need much more participation in order to achieve a successful vote.

Please remind your clients to vote right away to avoid the inconvenience and additional costs associated with follow-up mailings and calls.

If a majority of shareholders do not vote, we may have to begin this process over again and re-send the proxy materials and conduct additional votes until a majority of shareholders have voted.

On Monday, October 6, we sent out a reminder notice to fund shareholders who have not yet voted. In addition, the quarterly reports mailed this week include reminders. By the end of this week, our proxy solicitation firm, Broadridge, will also start calling fund shareholders who have not yet voted.

To help you communicate the importance of this vote, we have created an optional letter/email that you can send to your clients. Of course, nothing can take the place of a phone call, so if you can call at least your largest SA Funds clients, it will make a big difference.

Your clients can vote quickly and easily by mail, telephone or internet. All votes need to be in before the October 23 deadline for voting by proxy.

For a copy of the proxy materials, please go to the Advisor Center > Resources > Loring Ward Going Private.

If you have questions about this vote, please contact your Loring Ward Team. For legal or technical questions related to proxy voting, please call our General Counsel, Steve McGinnis, at 408-260-3127.

Thank you, as always, for your partnership with Loring Ward.

For Advisor Use Only - Not For Public Distribution